SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549


Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)      December 19, 1996

                     MIDDLE  BAY  OIL  COMPANY, INC.
          (Exact name of registrant as specified in its charter)

           Alabama                 0-21702               63-1081013
 (State or other jurisdiction    (Commission           (IRS Employer
     of incorporation)           File Number)        Identification No.)

             115 South Dearborn Street, Mobile, Alabama 36602
                 (Address of principal executive offices)

Registrant's telephone number, including area code       (334) 432-7540


                                     N/A
          (Former name or former address, if changed since last report)


ITEM 2.     ACQUISITION AND DISPOSITION OF ASSETS

     On December 17, 1996, Middle Bay Oil Company, Inc. (the "Registrant" or "Middle Bay") entered into an Agreement and Plan of Merger with NPC Energy Corporation ("NPC") whereby NPC will be merged with and into Middle Bay in exchange for Middle Bay common stock and cash.

     NPC is a privately-owned domestic exploration and production company with assets located in Kansas, Michigan, Oklahoma, Texas and Wyoming. Pursuant to the Agreement and Plan of Merger, Middle Bay will issue 562,000 shares of its common stock and $1,226,400 in cash to NPC in exchange for the stock of NPC. NPC's value was determined by estimating the discounted reserve value of its properties (as determined by independent engineering data) and through negotiation. The cash portion of the consideration for the merger was financed through the issuance of 166,667 shares of Series A Preferred Stock to Kaiser-Francis Oil Company ("Kaiser-Francis") for $1,000,002 ($6.00 per preferred share) and cash on hand. The preferred shares were issued on a private placement basis pursuant to a Stock Purchase Agreement dated September 4, 1996 between the Company and Kaiser-Francis, as reported in the Registrant's Form 8-K Current Report filed September 19, 1996.

     The NPC merger is expected to add an estimated 469,000 barrels of oil and
3.6 billion cubic feet of natural gas to Middle Bay's reserves. The proved reserve value (PV10%) is estimated to be $4,500,000.

     The transaction will be submitted to NPC's shareholders and is expected to be approved by December 31, 1996. NPC's principal shareholder, who owns approximately 56% of NPC's outstanding shares and is a party to the Agreement and Plan of Merger, has commited to vote his shares in favor of the transaction.


ITEM 7.FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS

     (A) and (B)

     It is impractical to furnish with this Report the financial statements and the pro forma financial information relative to the acquisition described in Item 2. Such information will be furnished by amendment under cover of Form 8 within 60 days from the date of this Report.

     (C)     Exhibits

     2.1 - Agreement and Plan of Merger dated December 17, 1996 between the Registrant and NPC Energy Corporation.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

     Dated:  December 30, 1996


                                 MIDDLE BAY OIL COMPANY, INC.



                                 By:     /s/  Frank C. Turner, II
                                    --------------------------------
                                               Signature

                                             Vice President
                                    --------------------------------
                                                 Title

                                           Frank C. Turner, II
                                    --------------------------------
                                                  Name